UNITED STATES

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EVERCORE INC.

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Dear Shareholder:

We are writing to ask for your critical support for the proposals to be voted on at Evercore’s 2020 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and we would like to draw your attention specifically to Proposal No. 3, our proposal to increase the number of shares available under our equity incentive plan by 6 million shares (we currently have approximately 1 million shares available). We are requesting additional shares because we do not have enough shares remaining to continue to provide a significant portion of our annual incentive compensation in the form of equity, which aligns the interests of our employees and stockholders, and to continue to recruit talented professionals, a key tenet of our growth strategy. The number of shares requested has been reduced significantly from our previous proposal based on investor feedback.

In its report (the “ISS Report”), Institutional Shareholder Services (“ISS”) supported our say-on-pay proposal and overall compensation program, acknowledging the strong alignment of pay and performance among other best practices of our compensation program. Nevertheless, ISS ultimately recommends shareholders vote against Proposal No. 3, consistent with its recommendation on prior years’ equity plan proposals, based on its application of quantitative tests that have significant flaws when applied to our business model, industry and equity compensation needs. Given its recommendation, we believe it is imperative that we highlight the flaws in the ISS analysis. Specifically, and as described in greater detail in Attachment A:

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The ISS Report excludes from its quantitative burn-rate and dilution analyses the anti-dilutive impact of our share repurchase program. ISS calculates our unadjusted 3-year average burn rate at 5.48% and, following its application of a volatility multiplier, 13.70%. However, over that period, we have repurchased sufficient shares to more than offset not only equity awards granted as part of annual incentive compensation, but also new hire and replacement equity awards, resulting in a net burn rate of -2.5%. The ISS calculations make no adjustment for these anti-dilutive actions.

In addition, despite our need for shares to maintain our overall compensation program and business model this year, there is no amount of shares we could request that would achieve the 11.69% ISS dilution benchmark factoring in new, available and outstanding grants, due simply to our outstanding grants and limited number of remaining shares, each of which originate from shareholder-approved plans. In order to achieve ISS’ 8.15% dilution benchmark disregarding outstanding grants, we would have to request significantly less shares than our Board believes will be necessary to manage and grow our business in the current environment over the next approximately two years. The ISS models penalize us twice in their dilution calculations. The reduction of total shares outstanding as a result of share repurchases decreases the denominator in ISS’ dilution tests, but fails to correspondingly offset overall equity issuances in the numerator consistent with our historical share repurchase practices. By ignoring our anti-dilutive actions, which have offset plan dilution over the past three years, the ISS tests are fundamentally incompatible with our shareholder-approved equity compensation model. However, they are a gating factor for obtaining a positive recommendation.

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The ISS Report compares our equity compensation practices to a peer group with materially different capital structures and business models. Our Board, considering all relevant factors, has consistently determined it is in the best interests of our shareholders to employ a broad-based equity compensation program paired together with anti-dilutive actions. Our direct peers, other publicly traded investment banking advisory firms, similarly operate human capital based businesses and have decided to employ similar equity compensation programs. Our use of equity and related performance on quantitative tests is comparable to this peer group. For example, our burn rate – even unadjusted for anti-dilutive actions – is at the median of our direct peer group as shown in Attachment A.

In the ISS report, our equity compensation practices are compared against a peer group drawn from companies within the broad “Diversified Financials” GICS sector designation – a designation which includes a large number of mortgage REITs, consumer and specialized finance companies, lending and trading firms and other non-human capital based businesses that do not share our rationale for broadly using equity, putting Evercore at a meaningful disadvantage relative to these metrics. Not surprisingly, when compared against benchmarks derived from this inappropriate group, our results on quantitative tests are not comparable.

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The ISS Report provides no assessment of the significance of the qualitative rationale for our broad-based equity plan relative to its quantitative tests. While we appreciate ISS’ inclusion of statements pulled from our proxy statement regarding our commitment to our share repurchase program, it has included no assessment of its own as to merits of our historically Board and shareholder-approved program, which, as described above, are inherently in conflict with the rigid quantitative tests that are an overriding factor in ISS’ recommendation. Quantitative tests that reflect only half of the rationale behind our Board’s recommendation should at a minimum be accompanied by a qualitative analysis as to whether the benefits of a broad-based equity program offset by anti-dilutive actions justify the necessary increased use of equity. Yet, despite our Board’s consistent belief that this is the case, and our shareholders’ historical support of our program, this type of qualitative analysis is absent in the ISS Report.

Notably, the ISS report does not address the significant implications for us and our shareholders if the plan is not approved. If our proposal fails, we will not have access to additional shares, which would require us to overhaul our long-standing compensation program, a key pillar of the overall strategy for our human capital based business. It would also require us to take one or more actions that our Board believes are not in the best interests of shareholders: reduce the proportion of compensation paid to our employees in equity, decreasing their long-term alignment with investors; reduce the proportion of client-facing and revenue-generating employees that receive equity compensation, limiting the scope of our employee base that is aligned with shareholders; or reduce our overall employee compensation, which is currently competitive and required to retain, motivate and recruit our team. Our Board believes that any of these actions would be detrimental to our ability to continue creating value for shareholders.

As you make your voting decision, we ask that you bear in mind that as a human capital based business, we use equity differently than many other companies, including other financial companies. Our equity compensation program is truly broad-based, as more than 90% of all awards granted over the past three years have been granted to non-executive officers. Equity is a fundamental element of our pay-for–performance compensation and retention philosophy that motivates our employees throughout the organization to drive shareholder value, not just our executive officers. To this end, we appreciate your consideration of our share repurchase program that has resulted in repurchases significantly in excess of our RSU issuances. We believe that if your analysis considers this factor, then any concerns you may have about our burn rate, potential dilution or other quantitative metrics would be alleviated.

In response to shareholder feedback, our 2020 proposal requests 40% fewer shares than our 2016 proposal and is designed to provide the necessary flexibility to manage and grow our business in the current volatile environment for approximately the next two years. We have a track record of prudent equity compensation management, and your approval of our proposal is critical to sustaining our momentum. Importantly, our prudent use of equity compensation has been critical for employee retention and in our recruitment and promotion of 33 Senior Managing Directors (SMDs) on a net basis since year-end 2016, an over 40% increase in SMD headcount, which has contributed to our strong revenue and earnings growth over that period.

Our goal at Evercore is to create the premier global independent investment banking advisory firm delivering strong results for our shareholders. We have made significant progress toward this goal, but in order to continue delivering results we need to continue to attract, retain and motivate the best talent in the business. Sustaining the compensation strategies that have served us well is fundamental to our continued success in attracting and retaining such talent and to our overall continued progress in driving value for our stockholders. To vote against our proposal would effectively undermine our overall compensation program and negatively impact our strategy and growth initiatives.

In closing, we would like to assure you of our commitment to continue to work hard to increase the value of Evercore within the compensation framework set out in the proxy. We will continue to work with ISS in the hope that they will develop financial measures that accurately reflect our business. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 3.

Attachment A

I.	ISS’ Report Positively Highlights Numerous Qualitative Aspects of our Overall Compensation Practices

As a preliminary matter, in analyzing the ISS report, it is important to recognize that the adverse recommendation was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, ISS supported our say-on-pay proposal again this year. In particular, ISS found that the pay and performance of our CEO is reasonably aligned and found that support for our compensation committee members is warranted. It also acknowledged the best practices in our plan and our compensation program more broadly:

•  No repricing (or cash buybacks) of underwater stock options or stock appreciation rights

•  No “evergreen” provision

•  No “reload” equity awards

•  No “liberal share recycling”

•  No hedging of equity securities

• Four-year deferred vesting of RSUs • Alignment of Pay and Performance • Performance-Based Pay Elements of Plan • Short estimated plan duration

While ISS is aligned with us in its support of our overall compensation program and our Compensation Committee members, it does not support our use of equity compensation, which is a core component of that program and an important and effective vehicle for delivering a portion of overall compensation for a human capital based business. Dating back to our early years as a public company, our Compensation Committee, whose membership has been refreshed over the years, has consistently viewed equity compensation as a critical component of our overall compensation program. This structure has served us well, as can be seen by the increase in quality SMDs over the years since our IPO and our strong results, as described in our 2020 Proxy Statement.

Shareholders have also recognized the value of our compensation program. Over the last two years, more than 92 percent of votes cast have supported our say-on-pay proposal and our shareholders have supported each of our two prior equity plan proposals. Our engagement with shareholders has revealed that the broad support for our overall program and use of equity is due to our shareholders taking the time to understand our business model and the benefits of using equity compensation in a human capital based business.

II.	The ISS Report Excludes from Its Quantitative Burn-Rate and Dilution Analyses the Anti-Dilutive Impact of our Share Repurchase Program.

Our share repurchase program is a key component of our Board’s belief in our equity compensation program. While we have deployed equity broadly throughout our organization, we have done so without diluting our shareholders due to our share repurchase program. However, the ISS report fails to take into account our share repurchase program, which mitigates concerns regarding our rate of equity usage and the dilutive impact of our equity plan proposal.

This decision has a substantial impact on ISS’ burn rate analysis. ISS calculates our unadjusted 3-year average burn rate at 5.48%, despite the fact that over that period, we have repurchased sufficient shares to more than offset not only equity awards granted as part of annual incentive compensation, but also new hire and replacement equity awards, resulting in a net burn rate of -2.5% and satisfaction of the ISS benchmarks. The impact of the exclusion is then compounded, as ISS “adjusts” the number of full-value awards, such as RSUs, based on stock volatility, which we believe is an inappropriate methodology. For Evercore, the adjustment results in over double (at 2.5-to-1) the number of RSUs being considered outstanding when calculating our adjusted burn rate of 13.70%. This unfairly penalizes us, and firms like us, which use full-value awards such as RSUs instead of options, which are the subject of significant scrutiny, particularly in the financial services sector.

With respect to the ISS dilution tests, there is no amount of shares we could request that would achieve the 11.69% ISS dilution benchmark factoring in new, available and outstanding grants, due simply to our outstanding grants and limited number of remaining shares, each of which originate from shareholder-approved plans. If our request were just one share, our dilution rate would be approximately 16.53% under the ISS framework. In order to achieve ISS’ 8.15% dilution benchmark disregarding outstanding grants we would have to request significantly less shares than our Board believes will be necessary to manage and grow our business in the current environment over the next approximately two years.

The ISS models penalize us twice in their dilution calculations. The reduction of total shares outstanding as a result of share repurchases decreases the denominator in ISS’ dilution tests, but fails to correspondingly offset overall equity issuances in the numerator consistent with our historical share repurchase practices. By ignoring our anti-dilutive actions, which have offset plan dilution over the past three years, the ISS tests are fundamentally incompatible with our shareholder-approved equity compensation model. However, they are a gating factor for obtaining a positive recommendation. In other words, the necessary result of tailoring our equity compensation plan to the ISS benchmark would be a significant overhaul of our longstanding compensation program that has contributed significantly to our growth and success.

III.	The ISS Report Compares Our Equity Compensation Practices to a Peer Group with Materially Different Capital Structures and Business Models.

Our Board, considering all relevant factors, has consistently determined it is in the best interests of our shareholders to employ a broad-based equity compensation program paired together with anti-dilutive actions. Our direct peers, other publicly traded investment banking advisory firms, similarly operate human capital based businesses and have decided to employ similar equity compensation programs. Our use of equity and related performance on quantitative tests is comparable to this peer group.    For example, while we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our true peer group.

Three-Year Average Burn Rate (Excluding Share Repurchases)*
Evercore	5.2%
Lazard	4.9%
Moelis	5.2%
PJT Partners	5.3%
Greenhill	7.1%
Houlihan Lokey	1.1%

The core of ISS’ analysis, however, is a comparison of our equity plan, practices and test results against benchmarks derived from a peer group that we believe is likely to be inappropriate for our business. Our ISS peer group is drawn from companies within the broad “Diversified Financials” GICS sector designation – a designation which includes a large number of mortgage REITs, consumer and specialized finance companies, lending and trading firms and other non-human capital based businesses that do not share our rationale for broadly using equity, putting Evercore at a meaningful disadvantage relative to these. In other words, we employ a fundamentally different and broader equity compensation program than our peers, yet the merits of our program are measured against the same tests. Not surprisingly, when compared against benchmarks derived from this inappropriate peer group, our results on quantitative tests are not comparable.

There are several reasons for this. Our core business is our provision of advisory services, which require limited financial capital but substantial human capital. Several of the named peers in our group are lending and trading firms. These firms often generate revenue based upon financial capital through services such as prime brokerage, clearing transactions, loans and other financings. They do not share the same alignment and retention benefit as us from broadly using equity compensation. In addition, these firms maintain large back office staffs focused on the clearance and settlement of securities transactions, maintenance of customer accounts, including margin lending, and support of principal trading activities, and these individuals tend to receive lower amounts of or no deferred compensation and therefore little or no equity compensation.

Our ISS peer group also includes several investment management focused firms. These firms often compensate individuals through deferred compensation plans tied to the products offered by the asset manager, such as carried interest. This strategy aligns the interests of portfolio managers with their clients, rather than their firm’s shareholders. For these firms, equity plans often focus on a smaller group of senior executives, in stark contrast with our broad-based program.

We recommend that you do not rely on comparisons of equity programs across fundamentally different businesses. Instead, we continue to believe that our direct peers – publicly traded independent investment banking advisory firms – are the best comparison for purposes of evaluating our equity compensation program. As discussed herein and in greater detail in our proxy statement, our equity compensation practices are comparable with our direct peer group.

IV.	The ISS Report Provides no Assessment of the Significance of the Qualitative Rationale for our Broad-Based Equity Plan Relative to its Quantitative tests.

While we appreciate ISS’ inclusion of statements pulled from our proxy statement regarding our commitment to our share repurchase program, it has included no assessment of its own as to merits of our historically Board and shareholder-approved program, which, as described above, are inherently in conflict with the rigid quantitative tests that are an overriding factor in ISS’ recommendation. By the design of the quantitative tests in the ISS Report, it is nearly impossible for companies like us to have meaningfully broad-based equity compensation programs and still pass, given the tests penalize broad-based equity grants and fail to credit the associated repurchases designed to offset the potential dilution. Quantitative tests that reflect only half of the rationale behind our Board’s recommendation should at a minimum be accompanied by a qualitative analysis as to whether the benefits of a broad-based equity program offset by share repurchases justify the associated increased use of equity. Yet, this qualitative analysis is absent in the ISS Report.

Our broad-based use of equity, notwithstanding the impact it has on our ability to pass the ISS quantitative tests, is deliberate. Our Board fundamentally believes the qualitative benefit of issuing deferred equity as compensation to our client-facing and revenue generating employees has a meaningful impact on our business that, when coupled with our anti-dilutive actions, is in the best interests of our shareholders and outweighs the negative impact, if any, that broad equity grants may have. This long-held belief dates back to our early years as a public company, and we believe the failure to assess the qualitative rationale for our plan relative to the quantitative test results is a fundamental flaw in ISS’ analysis.

V.	Conclusion

In closing, we ask that as you make your voting decision, you consider the concerns identified in this Attachment when evaluating the ISS recommendation. While we understand ISS’ rationale for maintaining a standard quantitative framework, we believe it does a disservice to our shareholders by failing to compare us to an appropriate peer group and refusing to adjust its analysis for our anti-dilutive practices. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 3.